Exhibit 99

Humana Reports Second Quarter Financial Results

  2009 projected non-GAAP(a) EPS of $6.10 to $6.20(b) consistent with prior guidance
  Parent company cash and investments exceed $665 million
  Medicare Advantage operations on track
  Stand-alone PDP results improving
  TRICARE award protest filed
  Small Group commercial business affected by general economy

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 3, 2009--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended June 30, 2009 (2Q09) of $1.67, consistent with management’s guidance of $1.65 to $1.70. The company earned $1.24 per share for the quarter ended June 30, 2008 (2Q08) which reflected high stand-alone Prescription Drug Plan (PDP) claim expenses.

For the six months ended June 30, 2009 (1H09) the company reported $2.89 in EPS compared to $1.71 for the six months ended June 30, 2008 (1H08), also reflecting a reduction in stand-alone PDP claim expenses year over year.

“Our second quarter results confirm our 2009 financial performance is on track despite pressures from the overall economy,” said Michael B. McCallister, Humana’s president and chief executive officer. “We’re making progress reducing costs and investing in improved health outcomes for our members while we closely monitor events in Washington.”

In July 2009 the company was notified that it was not awarded the third generation TRICARE contract for the South Region. Humana has filed a related protest with the Government Accountability Office. The company expects non-GAAP(a) EPS for the year ending December 31, 2009 in the range of $6.10 to $6.20(b) which excludes any potential accounting charges and other costs associated with the military contract loss. This 2009 projection compares to EPS of $3.83 for the year ended December 31, 2008 and is consistent with the company’s prior 2009 guidance.

Consolidated Highlights

Revenues – 2Q09 consolidated revenues rose 7 percent to $7.90 billion from $7.35 billion in 2Q08, with total premium and administrative services fees up 8 percent compared to the prior year’s quarter. The increase in premiums and administrative services fees primarily reflects an increase in both average membership and per-member premiums for the company’s Medicare Advantage products.

1H09 consolidated revenues rose 9 percent to $15.61 billion from $14.31 billion in 1H08 with total premium and administrative services fees also up 9 percent compared to the prior year’s period, also driven primarily by the increases in average Medicare Advantage enrollment and per-member premiums.

Benefit expenses – The 2Q09 consolidated benefit ratio (benefit expenses as a percent of premium revenues) improved from that for the prior year’s quarter, as expected. The 2Q09 consolidated benefit ratio of 83.3 percent compares to 85.0 percent in 2Q08. This 170 basis point improvement was primarily driven by improvements of 220 basis points and 20 basis points in the Government Segment and Commercial Segment benefit ratios, respectively.

The consolidated benefits ratio for 1H09 of 83.6 percent was 220 basis points lower than the 1H08 consolidated benefits ratio of 85.8 percent, also driven by improvements in both of the company’s business segments.

Selling, general, & administrative (SG&A) expenses – The 2Q09 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) of 12.8 percent increased 20 basis points compared to the 2Q08 ratio of 12.6 percent, primarily due to an increase in the mix of commercial products with traditionally higher administrative cost ratios.

The SG&A expense ratio for 1H09 of 13.4 percent also increased 20 basis points from that for 1H08 of 13.2 percent, primarily due to the effect of the change in the commercial business mix discussed above during both the first and second quarters of 2009.

Government Segment Results

Pretax results:

  Government segment pretax income increased by 62 percent to $404.7 million in 2Q09 from $249.4 million in 2Q08 primarily driven by lower PDP claim expenses, a 13 percent increase in average Medicare Advantage membership and the implementation of member premiums for most of the company’s Medicare Advantage products.
  For 1H09, pretax earnings for the Government Segment of $570.8 million increased by $324.6 million versus 1H08 pretax earnings for the segment of $246.2 million, also primarily reflecting the same factors as those affecting the year-over-year comparisons for 2Q09.

Enrollment:

  Medicare Advantage membership grew to 1,499,800 at June 30, 2009, an increase of 154,800 members, or 12 percent, from June 30, 2008, and up 63,900, or 4 percent versus December 31, 2008. The year-over-year increase includes 54,200 members added through acquisitions completed during the second half of 2008. As of June 30, 2009, approximately 62 percent of the company’s Medicare Advantage members were in network-based products versus 49 percent at June 30, 2008 and 51 percent at December 31, 2008.
  Membership in the company’s stand-alone PDPs totaled 1,992,000 at June 30, 2009 compared to 3,105,200 at June 30, 2008 and 3,066,600 at December 31, 2008. Both the year-over-year and year-to-date membership declines resulted primarily from attrition associated with low-income seniors opting to join a competitor plan with a lower or no member premium as well as stand-alone PDP members upgrading themselves to Medicare Advantage plans. For 2009, the company realigned its stand-alone PDP premium and benefit designs to correspond with its prescription drug claims experience.
  Military services membership at June 30, 2009 of 3,008,300 was up approximately 2 percent from 2,943,800 at June 30, 2008 and up approximately 1 percent from 2,964,700 at December 31, 2008.

Premiums and administrative services fees:

  Medicare Advantage premiums of $4.15 billion in 2Q09 increased 19 percent compared to $3.49 billion in 2Q08, primarily the combined result of a 13 percent increase in average Medicare Advantage membership and the introduction of member premiums for most of the company’s Medicare Advantage products.
  Medicare stand-alone PDP premiums of $638.8 million in 2Q09 decreased 29 percent compared to $905.1 million in 2Q08, reflecting a 35 percent decline in average membership year over year primarily due to members choosing competitor offerings given the premium and benefit design changes discussed above.
  Military services premiums and administrative services fees during 2Q09 increased $123.1 million, or 15 percent, to $947.5 million compared to $824.4 million in 2Q08.

Benefit Expenses:

  The Government Segment benefit ratio decreased 220 basis points to 84.1 percent in 2Q09 compared to 86.3 percent in the prior year’s quarter, primarily driven by a 240 basis point decline in the Medicare benefit ratio primarily from a substantial decline in the stand-alone PDP benefit ratio.

SG&A Expenses:

  The Government Segment’s SG&A expense ratio decreased 20 basis points to 9.3 percent in 2Q09 compared to 9.5 percent in the prior year’s quarter driven primarily by increased leverage from higher average medical membership in the company’s Medicare Advantage plans.

Commercial Segment Results

Pretax results:

  Commercial Segment pretax earnings decreased by 53 percent to $35.3 million in 2Q09 compared to $75.6 million in 2Q08 primarily driven by lower investment income together with lower income from the company’s small group business.
  The segment’s 20 percent decrease in pretax earnings for 1H09 ($162.9 million versus $202.7 million in 1H08) was primarily attributable to lower investment income.

Enrollment:

  Commercial Segment medical membership declined to 3,447,900 at June 30, 2009, a decrease of 110,600, or 3 percent, from 3,558,500 at June 30, 2008 and a decline of 172,900, or 5 percent, from 3,620,800 at December 31, 2008. The decline during 1H09 primarily reflected the loss of two large ASO accounts totaling approximately 95,400 members on January 1, 2009 as well as the impact of the economy across various of the company’s fully-insured group medical lines of business.
  The company’s individual product line has continued to grow steadily, with membership of 347,200, up 17 percent at June 30, 2009 compared to 297,200 at June 30, 2008 and up 7 percent from 325,100 at December 31, 2008.
  Membership in Commercial Segment specialty products(c) of 6,790,400 at June 30, 2009 increased 1 percent from June 30, 2008 and was essentially unchanged from December 31, 2008, including the loss of dental business associated with one of the large ASO accounts referred to above.

Premiums and administrative services fees:

  Premiums and administrative services fees for the Commercial Segment increased 1 percent to $1.87 billion in 2Q09 compared to $1.85 billion in the prior year’s quarter, reflecting increased premiums associated primarily with acquisitions in the latter half of 2008 partially offset by lower average medical membership.
  Commercial Segment medical premiums for fully-insured group accounts increased approximately 6 percent on a per-member basis during 2Q09 compared to 2Q08.

Benefit Expenses:

  In 2Q09, the Commercial Segment benefits ratio of 80.8 percent improved 20 basis points versus the 2Q08 benefit ratio of 81.0 percent, as an increase in per-member premiums was partially offset by higher utilization associated with the general economy, most pronounced in the company’s small group business.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 23.5 percent for 2Q09 compares to 21.5 percent in 2Q08, primarily driven by increases in certain of the segment’s businesses that carry a higher administrative expense load such as mail-order pharmacy and individual medical products.

Balance Sheet

  At June 30, 2009, the company had cash, cash equivalents, and investment securities of $7.41 billion, essentially unchanged from $7.43 billion in such assets at March 31, 2009.
  Parent company cash and investments increased to $665.8 at June 30, 2009 from $250.5 at December 31, 2008 primarily reflecting dividends to the parent from operating subsidiaries of $774.1 million and the repayment of $250.0 million in credit facility borrowings.
  Days in claims payable of 56.1 at June 30, 2009 reflected an increase of 1.5 days from 54.6 at March 31, 2009.
  Debt-to-total capitalization at June 30, 2009 was 25.0 percent, down 430 basis points from 29.3 percent at March 31, 2009 due primarily to the repayment of outstanding credit facility borrowings together with favorable operating results during 2Q09.

Cash Flows from Operations

Cash flows provided by operations for 2Q09 of $161.9 million compared to cash flows provided by operations of $104.0 million in 2Q08 primarily due to higher net income, partially offset by changes in working capital accounts.

Share Repurchase Program

In the third quarter of 2008, the company’s Board of Directors authorized the repurchase of up to $250 million of the company’s common shares exclusive of shares repurchased in connection with employee stock plans. Due to volatility in the financial markets, the company has not yet repurchased any shares under the third quarter 2008 authorization. The share repurchase program expires on December 31, 2009.

Footnote

(a) Non-GAAP refers to earnings projections not in accordance with Generally Accepted Accounting Principles (GAAP).

(b) Excludes the potential impact upon the company’s future operating results of issues associated with the previously announced change in the company’s military services contract. This would primarily include such issues as impairment of military services goodwill, potential military services exit costs, possible military services asset sales, and a strategic assessment of ancillary military services businesses. The company cannot yet, using reasonable efforts, determine an estimate of such issues, and thus cannot reconcile to a GAAP estimate.

(c) The Commercial Segment provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of our executive officers, the words or phrases like “expects,” “anticipates,” “believes,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of our SEC filings, a summary of which includes but is not limited to the following:

  If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefits payable or future policy benefits payable based upon its estimates of future benefit claims are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and changes in medical cost trends.
  If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, the company’s business could be materially adversely affected.
  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, or to protect Humana’s proprietary rights to its systems, the company’s business could be materially adversely affected.
  Humana is involved in various legal actions, which, if resolved unfavorably to Humana, could result in substantial monetary damages. Increased litigation and negative publicity could increase the company’s cost of doing business.

  As a government contractor, Humana is exposed to additional risks including reimbursement and payment changes that could adversely affect its business or its willingness to participate in government health care programs.
  Humana’s industry is currently subject to substantial government regulation, which along with possible increased governmental regulation or legislative change, could increase Humana’s cost of doing business and could adversely affect the company’s profitability.
  Humana is also subject to potential changes in the political environment that can affect public policy and can adversely affect the markets for its products.
  Any failure to manage administrative costs could hamper Humana’s profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully could have a material adverse effect on its financial results, business and prospects.
  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business could be adversely affected.
  Humana’s mail order pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.
  Downgrades in Humana’s debt ratings, should they occur, may adversely affect its cost and availability of funds.
  Extreme volatility and disruption in the securities and credit markets may adversely affect Humana’s business, results of operations and financial condition.
  Changes in economic conditions could adversely affect Humana’s business and results of operations.
  Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that we are unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2008;
  Form 10-Q for the quarter ended March 31, 2009;
  Form 8-Ks filed during 2009.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 10.3 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 48-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of August 3, 2009

(in accordance with Generally Accepted Accounting Principles (GAAP) unless otherwise noted)	For the year ending December 31, 2009

(1) Non-GAAP estimates in this earnings guidance point chart exclude the impact of issues associated with the previously announced change in the company’s military services contract for which the company cannot yet, using reasonable efforts, determine an estimate of such issues, and thus cannot reconcile to a GAAP estimate.

Comments

(2) Military services contract change issues described in note (1) primarily include impairment of military services goodwill, potential military services exit costs, possible military services asset sales, and a strategic assessment of ancillary military services businesses.

Diluted earnings per common share (EPS)	Full year 2009: Non-GAAP EPS of $6.10 to $6.20 ((1)(2))	Excludes impact of future share repurchases

	Third quarter 2009: Non-GAAP EPS of $1.75 to $1.80 ((1)(2))	Excludes impact of future share repurchases
Revenues	Consolidated revenues: $30 billion to $32 billion

Premiums and ASO fees:

Medicare Advantage: $16.0 billion to $16.5 billion

Medicare stand-alone PDPs: Approximately $2.4 billion

Military services: $3.5 billion to $3.6 billion;

Commercial Segment: approximately $7.5 billion

Consolidated investment income: $270 million to $290 million

Consolidated other revenue: $270 million to $280 million
Ending medical membership	Medicare Advantage: Up approximately 50,000 from prior year

Medicare stand-alone PDPs: Down 1.1 million to 1.2 million from prior year

	Military services: No material change from prior year	Fully insured and ASO combined

	Medicaid: Down approximately 86,000 from prior year	Expected decline in Medicaid membership relates to a contract assumed in connection with the FY08 Cariten Healthcare acquisition that terminated effective December 31, 2008.

	Commercial: Down 175,000 to 195,000 from prior year	Fully-insured and ASO combined
Benefit ratios and benefit expense trend components	Government Segment benefit ratio in the range of 83.5% to 84.5%	Medicare, Medicaid, and Military Services combined

	Medicare benefit ratio in the range of 82.5% to 83.5%	Medicare Advantage and Stand-Alone PDP combined

	Commercial Segment benefit ratio in the range of 79% to 80%	Medical and Specialty combined

Secular Commercial benefit expense trend components: inpatient hospital utilization – relatively flat; inpatient and outpatient hospital rates – mid to upper single digits; outpatient hospital utilization – low to mid single digits; physician – mid single digits; pharmacy – mid to upper single digits

Secular trends of approximately 7% exclude the impact of benefit buy-downs and mix changes
Selling, general & administrative expense ratio	Non-GAAP ratio of 13% to 14% (1)(2)	SG&A expenses as a percent of premiums, administrative services fees, and other revenue
Depreciation & amortization	Non-GAAP expense of $240 million to $250 million (1)(2)
Interest expense	$105 million to $110 million
Government Segment operating margins	Medicare Advantage & stand-alone PDP combined: 5.5% to 6.5% Military services: non-GAAP operating margin of 2.5% to 3.0% (1)(2)	Line-of-business-level results exclude the impact of investment income and interest expense
Commercial Segment pretax earnings	$190 million to $210 million	Segment-level results include the impact of investment income and interest expense
Cash flows from operations	$1.2 billion to $1.4 billion
Capital expenditures	Approximately $225 million
Effective tax rate	34% to 35%
Shares used in computing full-year EPS	Approximately 170 million	Excludes impact of future share repurchases

Humana Inc.
Statistical Schedules
And
Supplementary Information
2Q09 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
2Q09 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10-11	Premiums and Administrative Services Fees Detail
S-12	Percentage of Ending Membership under Capitation Arrangements
S-13	Investments
S-14-16	Benefits Payable
S-17	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended June 30,
			Dollar	Percentage
	2009	2008	Change	Change
Revenues:
Premiums	$7,642,527	$7,106,752	$535,775	7.5%
Administrative services fees	118,694	112,964	5,730	5.1%
Investment income	75,340	80,821	(5,481)	-6.8%
Other revenue	62,328	50,325	12,003	23.9%
Total revenues	7,898,889	7,350,862	548,027	7.5%
Operating expenses:
Benefits	6,367,545	6,038,482	329,063	5.4%
Selling, general and administrative	1,004,342	916,041	88,301	9.6%
Depreciation	50,677	44,141	6,536	14.8%
Other intangible amortization	9,801	9,317	484	5.2%
Total operating expenses	7,432,365	7,007,981	424,384	6.1%
Income from operations	466,524	342,881	123,643	36.1%
Interest expense	26,574	17,867	8,707	48.7%
Income before income taxes	439,950	325,014	114,936	35.4%
Provision for income taxes	158,170	115,118	43,052	37.4%
Net income	$281,780	$209,896	$71,884	34.2%

Basic earnings per common share	$1.68	$1.26	$0.42	33.3%
Diluted earnings per common share	$1.67	$1.24	$0.43	34.7%

Shares used in computing basic earnings per common share	167,301	167,146
Shares used in computing diluted earnings per common share	168,669	168,997

S-3

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Six Months Ended June 30,
			Dollar	Percentage
	2009	2008	Change	Change
Revenues:
Premiums	$15,113,821	$13,819,353	$1,294,468	9.4%
Administrative services fees	234,576	224,943	9,633	4.3%
Investment income	144,884	170,780	(25,896)	-15.2%
Other revenue	117,269	95,490	21,779	22.8%
Total revenues	15,610,550	14,310,566	1,299,984	9.1%
Operating expenses:
Benefits	12,636,855	11,856,516	780,339	6.6%
Selling, general and administrative	2,068,145	1,866,486	201,659	10.8%
Depreciation	99,353	87,098	12,255	14.1%
Other intangible amortization	19,139	17,318	1,821	10.5%
Total operating expenses	14,823,492	13,827,418	996,074	7.2%
Income from operations	787,058	483,148	303,910	62.9%
Interest expense	53,346	34,206	19,140	56.0%
Income before income taxes	733,712	448,942	284,770	63.4%
Provision for income taxes	246,215	158,876	87,339	55.0%
Net income	$487,497	$290,066	$197,431	68.1%

Basic earnings per common share	$2.92	$1.73	$1.19	68.8%
Diluted earnings per common share	$2.89	$1.71	$1.18	69.0%

Shares used in computing basic earnings per common share	167,172	167,668
Shares used in computing diluted earnings per common share	168,664	169,799

S-4

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts
	June 30,	March 31,	December 31,	Sequential Change
	2009	2009	2008	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,585,109	$1,911,202	$1,970,423
Investment securities	4,583,423	4,439,005	4,203,538
Receivables, net:
Premiums	1,265,986	1,025,793	777,672
Administrative services fees	10,928	12,080	12,010
Securities lending invested collateral	270,120	331,393	402,399
Other	1,056,798	1,163,283	1,030,000
Total current assets	8,772,364	8,882,756	8,396,042	($110,392)	-1.2%
Property and equipment, net	691,414	701,376	711,492
Other assets:
Long-term investment securities	1,240,197	1,081,970	1,011,904
Goodwill	1,992,924	1,991,220	1,963,111
Other	987,490	949,288	959,211
Total other assets	4,220,611	4,022,478	3,934,226
Total assets	$13,684,389	$13,606,610	$13,041,760	$77,779	0.6%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$3,411,197	$3,238,499	$3,205,579
Trade accounts payable and accrued expenses	1,351,689	1,384,290	1,077,027
Book overdraft	153,853	258,062	224,542
Securities lending payable	305,008	367,416	438,699
Unearned revenues	244,855	241,462	238,098
Total current liabilities	5,466,602	5,489,729	5,183,945	($23,127)	-0.4%
Long-term debt	1,682,654	1,934,856	1,937,032
Future policy benefits payable	1,154,317	1,139,690	1,164,758
Other long-term liabilities	322,538	372,022	298,835
Total liabilities	8,626,111	8,936,297	8,584,570	($310,186)	-3.5%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 188,867,271 issued at June 30, 2009	31,478	31,472	31,309
Capital in excess of par value	1,604,979	1,587,168	1,574,245
Retained earnings	3,877,433	3,595,653	3,389,936
Accumulated other comprehensive loss	(86,556)	(174,924)	(175,243)
Treasury stock, at cost, 19,209,826 shares at June 30, 2009	(369,056)	(369,056)	(363,057)
Total stockholders' equity	5,058,278	4,670,313	4,457,190	$387,965	8.3%
Total liabilities and stockholders' equity	$13,684,389	$13,606,610	$13,041,760	$77,779	0.6%

Debt-to-total capitalization ratio	25.0%	29.3%	30.3%

S-5

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands
	Three Months Ended June 30,
			Dollar	Percentage
	2009	2008	Change	Change
Cash flows from operating activities
Net income	$281,780	$209,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,478	53,458
Gain on sale of investment securities, net	(8,507)	(8,585)
Stock-based compensation	17,346	13,249
(Benefit) provision for deferred income taxes	(54,512)	2,761
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(239,041)	(229,603)
Other assets	43,080	(112,388)
Benefits payable	172,698	192,924
Other liabilities	(120,822)	(3,401)
Unearned revenues	3,393	(20,169)
Other	5,967	5,881
Net cash provided by operating activities	161,860	104,023	$57,837	55.6%

Cash flows from investing activities
Acquisitions, net of cash acquired	-	(262,255)
Purchases of property and equipment	(43,555)	(64,958)
Purchases of investment securities	(1,435,869)	(1,861,577)
Proceeds from maturities of investment securities	199,584	102,369
Proceeds from sales of investment securities	1,029,153	1,389,636
Change in securities lending collateral	62,408	173,599
Net cash used in investing activities	(188,279)	(523,186)	$334,907	64.0%

Cash flows from financing activities
Receipts from CMS contract deposits	505,677	590,538
Withdrawals from CMS contract deposits	(388,885)	(573,184)
Borrowings under credit agreement	-	175,000
Repayments under credit agreement	(250,000)	(850,000)
Proceeds from issuance of senior notes	-	749,247
Debt issue costs	-	(5,480)
Change in book overdraft	(104,209)	6,719
Change in securities lending payable	(62,408)	(173,599)
Common stock repurchases	-	(14,714)
Excess tax benefit from stock-based compensation	96	167
Proceeds from stock option exercises and other	55	824
Net cash used in financing activities	(299,674)	(94,482)	($205,192)	-217.2%

Decrease in cash and cash equivalents	(326,093)	(513,645)
Cash and cash equivalents at beginning of period	1,911,202	1,688,287

Cash and cash equivalents at end of period	$1,585,109	$1,174,642

S-6

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands
	Six Months Ended June 30,
			Dollar	Percentage
	2009	2008	Change	Change
Cash flows from operating activities
Net income	$487,497	$290,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,492	104,416
Gain on sale of investment securities, net	(9,550)	(18,849)
Stock-based compensation	33,022	27,165
(Benefit) provision for deferred income taxes	(34,825)	10,572
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(494,139)	(383,385)
Other assets	(18,827)	(195,211)
Benefits payable	205,618	381,462
Other liabilities	(98,447)	(104,475)
Unearned revenues	6,757	(12,457)
Other	11,782	9,158
Net cash provided by operating activities	207,380	108,462	$98,918	91.2%

Cash flows from investing activities
Acquisitions, net of cash acquired	(12,367)	(266,093)
Purchases of property and equipment	(82,602)	(112,045)
Purchases of investment securities	(2,839,775)	(3,524,144)
Proceeds from maturities of investment securities	604,535	274,347
Proceeds from sales of investment securities	1,751,441	2,649,402
Change in securities lending collateral	133,691	536,723
Net cash used in investing activities	(445,077)	(441,810)	($3,267)	-0.7%

Cash flows from financing activities
Receipts from CMS contract deposits	1,034,642	1,188,830
Withdrawals from CMS contract deposits	(723,413)	(1,079,245)
Borrowings under credit agreement	-	425,000
Repayments under credit agreement	(250,000)	(1,225,000)
Proceeds from issuance of senior notes	-	749,247
Debt issue costs	-	(5,480)
Change in book overdraft	(70,689)	28,739
Change in securities lending payable	(133,691)	(536,723)
Common stock repurchases	(5,999)	(94,661)
Excess tax benefit from stock-based compensation	244	9,344
Proceeds from stock option exercises and other	1,289	7,486
Net cash used in financing activities	(147,617)	(532,463)	$384,846	72.3%

Decrease in cash and cash equivalents	(385,314)	(865,811)
Cash and cash equivalents at beginning of period	1,970,423	2,040,453

Cash and cash equivalents at end of period	$1,585,109	$1,174,642

S-7

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended June 30,				Six Months Ended June 30,
				Percentage				Percentage
	2009	2008	Difference	Change	2009	2008	Difference	Change
Benefit ratio
Government Segment	84.1%	86.3%	-2.2%		85.4%	88.1%	-2.7%
Commercial Segment	80.8%	81.0%	-0.2%		77.7%	79.0%	-1.3%
Consolidated	83.3%	85.0%	-1.7%		83.6%	85.8%	-2.2%

Selling, general, and administrative expense ratio (A)
Government Segment	9.3%	9.5%	-0.2%		9.9%	10.1%	-0.2%
Commercial Segment	23.5%	21.5%	2.0%		23.8%	21.9%	1.9%
Consolidated	12.8%	12.6%	0.2%		13.4%	13.2%	0.2%

Investment income
Government Segment	$47,176	$38,775	$8,401	21.7%	$87,958	$87,093	$865	1.0%
Commercial Segment	28,164	42,046	(13,882)	-33.0%	56,926	83,687	(26,761)	-32.0%
Consolidated	$75,340	$80,821	($5,481)	-6.8%	$144,884	$170,780	($25,896)	-15.2%

Interest expense
Government Segment	$16,225	$5,966	$10,259	172.0%	$32,713	$11,115	$21,598	194.3%
Commercial Segment	10,349	11,901	(1,552)	-13.0%	20,633	23,091	(2,458)	-10.6%
Consolidated	$26,574	$17,867	$8,707	48.7%	$53,346	$34,206	$19,140	56.0%

Detail of pretax income
Government Segment	$404,675	$249,449	$155,226	62.2%	$570,776	$246,212	$324,564	131.8%
Commercial Segment	35,275	75,565	(40,290)	-53.3%	162,936	202,730	(39,794)	-19.6%
Consolidated	$439,950	$325,014	$114,936	35.4%	$733,712	$448,942	$284,770	63.4%

Detail of pretax margins
Government Segment	6.8%	4.6%	2.2%		4.9%	2.4%	2.5%
Commercial Segment	1.8%	3.9%	-2.1%		4.2%	5.3%	-1.1%
Consolidated	5.6%	4.4%	1.2%		4.7%	3.1%	1.6%

S-8

Humana Inc.
Membership Detail
In thousands
	Ending	Average	Ending	Year-over-year Change		Ending	Sequential Change
	June 30, 2009	2Q09	June 30, 2008	Amount	Percent	March 31, 2009	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	586.1	584.2	494.0	92.1	18.6%	578.6	7.5	1.3%
Medicare Advantage - PPO	338.9	335.7	163.5	175.4	107.3%	313.2	25.7	8.2%
Medicare Advantage - PFFS	574.8	574.1	687.5	(112.7)	-16.4%	577.1	(2.3)	-0.4%
Total Medicare Advantage	1,499.8	1,494.0	1,345.0	154.8	11.5%	1,468.9	30.9	2.1%
Medicare - PDP - Standard	771.5	780.2	1,531.6	(760.1)	-49.6%	830.9	(59.4)	-7.1%
Medicare - PDP - Enhanced	1,095.6	1,099.8	1,409.4	(313.8)	-22.3%	1,118.5	(22.9)	-2.0%
Medicare - PDP - Complete	124.9	126.2	164.2	(39.3)	-23.9%	129.5	(4.6)	-3.6%
Total Medicare stand-alone PDPs	1,992.0	2,006.2	3,105.2	(1,113.2)	-35.8%	2,078.9	(86.9)	-4.2%
Total Medicare	3,491.8	3,500.2	4,450.2	(958.4)	-21.5%	3,547.8	(56.0)	-1.6%
Military services insured	1,753.4	1,751.6	1,737.6	15.8	0.9%	1,746.6	6.8	0.4%
Military services ASO	1,254.9	1,251.7	1,206.2	48.7	4.0%	1,244.0	10.9	0.9%
Total military services	3,008.3	3,003.3	2,943.8	64.5	2.2%	2,990.6	17.7	0.6%
Medicaid insured	393.6	391.5	387.7	5.9	1.5%	385.2	8.4	2.2%
Medicaid ASO	-	-	173.8	(173.8)	-100.0%	-	-	0.0%
Total Medicaid	393.6	391.5	561.5	(167.9)	-29.9%	385.2	8.4	2.2%
Total Government Segment	6,893.7	6,895.0	7,955.5	(1,061.8)	-13.3%	6,923.6	(29.9)	-0.4%
Commercial Segment:
Fully-insured medical:
Group	1,499.6	1,508.6	1,623.3	(123.7)	-7.6%	1,534.8	(35.2)	-2.3%
Individual	347.2	344.1	297.2	50.0	16.8%	336.1	11.1	3.3%
Medicare supplement	24.9	24.2	16.1	8.8	54.7%	22.8	2.1	9.2%
Total fully-insured medical	1,871.7	1,876.9	1,936.6	(64.9)	-3.4%	1,893.7	(22.0)	-1.2%
ASO	1,576.2	1,578.0	1,621.9	(45.7)	-2.8%	1,577.8	(1.6)	-0.1%
Total Commercial Segment	3,447.9	3,454.9	3,558.5	(110.6)	-3.1%	3,471.5	(23.6)	-0.7%

Total medical membership	10,341.6	10,349.9	11,514.0	(1,172.4)	-10.2%	10,395.1	(53.5)	-0.5%

Specialty Membership
Dental - fully-insured	2,446.7	2,449.5	2,612.2	(165.5)	-6.3%	2,446.8	(0.1)	0.0%
Dental - ASO	980.3	979.5	1,074.0	(93.7)	-8.7%	982.3	(2.0)	-0.2%
Total dental	3,427.0	3,429.0	3,686.2	(259.2)	-7.0%	3,429.1	(2.1)	-0.1%
Vision	2,376.1	2,358.2	2,160.9	215.2	10.0%	2,322.8	53.3	2.3%
Other supplemental benefits (B)	987.3	987.9	897.3	90.0	10.0%	991.8	(4.5)	-0.5%
Total specialty membership	6,790.4	6,775.1	6,744.4	46.0	0.7%	6,743.7	46.7	0.7%

S-9

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Three Months Ended June 30,				Three Months Ended June 30,
			Dollar	Percentage
	2009	2008	Change	Change	2009	2008
Premium revenues
Government Segment:
Medicare Advantage	$4,145,129	$3,491,824	$653,305	18.7%	$925	$877
Medicare stand-alone PDPs	638,813	905,071	(266,258)	-29.4%	$106	$97
Total Medicare	4,783,942	4,396,895	387,047	8.8%
Military services insured (D)	924,308	806,976	117,332	14.5%	$176	$155
Medicaid insured	160,529	141,976	18,553	13.1%	$137	$123
Total Government Segment premiums	5,868,779	5,345,847	522,932	9.8%
Commercial Segment:
Fully-insured medical	1,544,093	1,526,026	18,067	1.2%	$274	$266
Specialty	229,655	234,879	(5,224)	-2.2%	$12	$13
Total Commercial Segment premiums	1,773,748	1,760,905	12,843	0.7%
Total premium revenues	$7,642,527	$7,106,752	$535,775	7.5%

Administrative services fees
Military services ASO (D)	$23,155	$17,403	$5,752	33.1%	$6	$5
Medicaid ASO	-	2,053	(2,053)	-100.0%	-	$4
Commercial Segment	95,539	93,508	2,031	2.2%	$12	$12
Total administrative services fees	$118,694	$112,964	$5,730	5.1%

S-10

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Six Months Ended June 30,				Six Months Ended June 30,
			Dollar	Percentage
	2009	2008	Change	Change	2009	2008
Premium revenues
Government Segment:
Medicare Advantage	$8,205,588	$6,659,541	$1,546,047	23.2%	$927	$862
Medicare stand-alone PDPs	1,234,496	1,780,070	(545,574)	-30.6%	$100	$95
Total Medicare	9,440,084	8,439,611	1,000,473	11.9%
Military services insured (D)	1,795,479	1,617,635	177,844	11.0%	$171	$156
Medicaid insured	317,189	285,656	31,533	11.0%	$136	$124
Total Government Segment premiums	11,552,752	10,342,902	1,209,850	11.7%
Commercial Segment:
Fully-insured medical	3,102,762	3,007,512	95,250	3.2%	$274	$267
Specialty	458,307	468,939	(10,632)	-2.3%	$12	$13
Total Commercial Segment premiums	3,561,069	3,476,451	84,618	2.4%
Total premium revenues	$15,113,821	$13,819,353	$1,294,468	9.4%

Administrative services fees
Military services ASO (D)	$43,488	$37,927	$5,561	14.7%	$6	$5
Medicaid ASO	-	4,235	(4,235)	-100.0%	-	$4
Commercial Segment	191,088	182,781	8,307	4.5%	$12	$11
Total administrative services fees	$234,576	$224,943	$9,633	4.3%

S-11

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
June 30, 2009	Medicare Advantage	Medicare stand-alone PDPs	Military Services	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (E)	1.9%	-	-	-	0.4%	1.2%	-	0.7%	0.5%
Capitated HMO physician group based (E)	3.2%	-	-	30.3%	2.4%	1.4%	-	0.8%	1.9%
Risk-sharing (F)	18.9%	-	-	68.5%	8.0%	1.1%	-	0.7%	5.6%
All other membership	76.0%	100.0%	100.0%	1.2%	89.2%	96.3%	100.0%	97.8%	92.0%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

June 30, 2008

Capitated HMO hospital system based (E)	1.9%	-	-	-	0.3%	1.3%	-	0.7%	0.4%
Capitated HMO physician group based (E)	3.7%	-	-	26.8%	2.5%	1.4%	-	0.8%	2.0%
Risk-sharing (F)	20.4%	-	-	41.7%	6.4%	1.3%	-	0.7%	4.7%
All other membership	74.0%	100.0%	100.0%	31.5%	90.8%	96.0%	100.0%	97.8%	92.9%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

S-12

Humana Inc.	Fair value
Investments
Dollars in thousands
	6/30/2009	3/31/2009	12/31/2008
Investment Portfolio:
Cash & cash equivalents	$1,585,109	$1,911,202	$1,970,423
Investment securities	4,583,423	4,439,005	4,203,538
Long-term investment securities	1,240,197	1,081,970	1,011,904
Total investment portfolio	$7,408,729	$7,432,177	$7,185,865

Duration (G)	3.37	3.11	3.39
Average Credit Rating	AA+	AA+	AA+

Securities Lending Invested Collateral Portfolio:
Cash & cash equivalents	$61,374	$93,425	$46,693
Certificates of deposit / bank notes	71,413	75,684	167,973
Corporate floating rate	48,964	55,772	55,341
Asset-backed securities	88,369	106,512	132,392
	$270,120	$331,393	$402,399

Average Credit Rating	AA+	AA+	AA+

Investment Portfolio Detail:
Cash and cash equivalents	$1,585,109	$1,911,202	$1,970,423
U.S. Government and agency obligations
U.S. Treasury and agency obligations	$593,174	$314,057	$599,898
U.S. Government residential mortgage-backed	1,094,271	1,347,895	1,283,482
U.S. Government commercial mortgage-backed	25,093	14,158	14,223
Total U.S. Government and agency obligations	1,712,538	1,676,110	1,897,603
Tax-exempt municipal securities
Pre-refunded	481,440	646,218	694,797
Insured	570,596	558,891	452,427
Other	731,076	541,425	468,585
Auction rate securities	72,718	73,433	73,653
Total tax-exempt municipal securities	1,855,830	1,819,967	1,689,462
Residential mortgage-backed
Prime residential mortgages	301,836	311,859	339,665
Alt-A residential mortgages	3,977	5,870	5,939
Sub-prime residential mortgages	1,562	1,641	1,704
Total residential mortgage-backed	307,375	319,370	347,308
Commercial mortgage-backed	259,373	249,027	260,299
Asset-backed securities	152,469	151,830	144,370
Corporate securities
Financial services	495,981	415,684	356,816
Other	1,014,128	860,893	484,581
Total corporate securities	1,510,109	1,276,577	841,397
Redeemable preferred stocks	21,124	20,415	19,702
Non-redeemable preferred stocks	685	3,665	11,228
Common stocks	4,117	4,014	4,073
Total investment portfolio	$7,408,729	$7,432,177	$7,185,865

S-13

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	June 30, 2009	March 31, 2009	December 31, 2008
Detail of benefits payable
IBNR and other benefits payable (H)	$2,448,633	$2,338,794	$2,216,909
Unprocessed claim inventories (I)	258,000	258,800	247,200
Processed claim inventories (J)	199,978	166,402	190,445
Payable to pharmacy benefit administrator (K)	161,200	162,663	244,228
Benefits payable, excluding military services	3,067,811	2,926,659	2,898,782

Military services IBNR (L)	300,583	268,852	248,492
Other military services benefits payable (M)	42,803	42,988	58,305
Military services benefits payable	343,386	311,840	306,797
Total Benefits Payable	$3,411,197	$3,238,499	$3,205,579

	Six Months Ended	Six Months Ended	Year Ended
	June 30, 2009	June 30, 2008	December 31, 2008
Year-to-date changes in benefits payable, excluding military services (N)

Balances at January 1	$2,898,782	$2,355,461	$2,355,461

Acquisitions	-	27,396	96,021

Incurred related to:
Current year	11,239,097	10,628,582	21,092,135
Prior years (O)	(219,517)	(221,485)	(268,027)
Total incurred	11,019,580	10,407,097	20,824,108

Paid related to:
Current year	(9,306,788)	(8,602,235)	(18,832,301)
Prior years	(1,543,763)	(1,492,834)	(1,544,507)
Total paid	(10,850,551)	(10,095,069)	(20,376,808)

Balances at end of period	$3,067,811	$2,694,885	$2,898,782

	Six Months Ended	Six Months Ended	Year Ended
	June 30, 2009	June 30, 2008	December 31, 2008
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$11,019,580	$10,407,097	$20,824,108
Military services benefit expense	1,585,959	1,429,657	2,819,787
Future policy benefit expense (P)	31,316	19,762	64,338
Consolidated Benefit Expense	$12,636,855	$11,856,516	$23,708,233

S-14

Humana Inc.
Benefits Payable Statistics (Q)

Receipt Cycle Time (R)

	2009	2008	Change	Percentage Change
1st Quarter Average	14.8	15.1	(0.3)	-2.0%
2nd Quarter Average	14.0	15.0	(1.0)	-6.7%
3rd Quarter Average	-	15.2	N/A	N/A
4th Quarter Average	-	14.6	N/A	N/A
Full Year Average	14.4	15.0	(0.6)	-4.0%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
6/30/2007	$211,300	751,600	4.9
9/30/2007	$224,000	819,100	6.1
12/31/2007	$213,400	683,500	5.0
3/31/2008	$212,000	673,000	4.4
6/30/2008	$228,700	742,800	4.6
9/30/2008	$293,600	946,500	6.0
12/31/2008	$247,200	745,500	4.3
3/31/2009	$258,800	740,600	4.2
6/30/2009	$258,000	709,900	4.0

S-15

Humana Inc.
Benefits Payable Statistics (Continued) (Q)

Days in Claims Payable (S)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
6/30/2007	60.0	4.2	7.5%	68.5	6.5	10.5%
9/30/2007	61.8	4.3	7.5%	70.2	5.9	9.2%
12/31/2007	60.2	3.9	6.9%	68.3	4.3	6.7%
3/31/2008	56.9	(2.4)	-4.0%	63.3	(2.7)	-4.1%
6/30/2008	57.2	(2.8)	-4.7%	63.3	(5.2)	-7.6%
9/30/2008	58.1	(3.7)	-6.0%	65.1	(5.1)	-7.3%
12/31/2008	59.4	(0.8)	-1.3%	66.5	(1.8)	-2.6%
3/31/2009	54.6	(2.3)	-4.0%	60.9	(2.4)	-3.8%
6/30/2009	56.1	(1.1)	-1.9%	61.5	(1.8)	-2.8%

Year-to-Date Change in Days in Claims Payable (T)
			1H09	1H08
DCP - beginning of period			59.4	60.2
Components of change in DCP:
Internal versus outsourced claims processing cycle times			-	(2.6)
Change in unprocessed claims inventories			(0.9)	(0.5)
Change in processed claims inventories			0.2	0.7
Change in pharmacy payment cutoff			(1.6)	(0.4)
Impact of Cariten acquisition in 4Q08			(0.9)	-
All other			(0.1)	(0.2)
DCP - end of period			56.1	57.2

S-16

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
2Q09 Earnings Release

(A)	The selling, general and administrative (SG&A) expense ratio is defined as SG&A expenses as a percent of premiums, administrative services fees and other revenue.
(B)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(C)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(D)	Military services revenues are generally not contracted on a per-member basis.
(E)	In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a benefit expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.
(F)	In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the benefit expenses of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.
(G)	Duration is the time-weighted average of the present value of the bond portfolio cash flow.
(H)	IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(I)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(J)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.
(K)	The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.
(L)	Military services IBNR primarily fluctuates due to benefit expense inflation and changes in the utilization of benefits. Amount includes unprocessed inventories as an independent third party administrator processes all military services benefit claims on the company's behalf.
(M)	Other military benefits payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).
(N)	The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.
(O)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of claim reserves during the quarter.
(P)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(Q)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(R)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 95% of the company's fully-insured claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(S)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.
(T)	DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

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CONTACT:
Humana Inc.
Investor Relations:
Regina Nethery, 502-580-3644
Rnethery@humana.com
or
Corporate Communications:
Tom Noland, 502-580-3674
Tnoland@humana.com